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                                 EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Score Board, Inc.
Cherry Hill, New Jersey

We hereby consent to the incorporation by reference in this registration statement of Score Board Inc. on Form S-3 of our reports dated April 12, 1995, on our audits of the consolidated financial statements and consolidated financial statement schedule of Score Board and subsidiaries as of January 31, 1995 and for each of the two years in the period ended January 31, 1995, which reports are included in the Annual Report on Form 10-K as amended. We also consent to the reference to our firm under the heading "Expert" in the Registration Statement.


/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP


Woodbridge, New Jersey
November 12, 1996